Exhibit 10.1
EMPLOYMENT AGREEMENT
(Salaried Employees)
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 10th day of January, 2006, by and between Les M. Taeger (“Individual”) and OrthoLogic Corp., a Delaware corporation (“Company”). This Agreement is effective as of the 16th day of January, 2006.
     1. Employment at Will. Employment by the Company is at-will and either the Company or Individual can terminate the employment relationship, with or without cause, notice or procedural formality, for no reason or for any reason not prohibited by law, at any time. No individual associated with the Company, other than the President, has authority to make any agreement to the contrary, or any agreement for employment for any specified period of time. Any such agreement by the President must be in writing and signed by the President to be effective.
     2. Compensation. Company shall pay Individual a salary every two weeks of $6,730.77. Company shall grant to Individual options to purchase 150,000 shares of Company common stock, subject to the terms, conditions and vesting schedule set forth in a Letter of Grant to be executed and delivered in connection with Individual’s commencement of employment. Company may also provide benefits similar to those described in the OrthoLogic Policies Booklet, however, those benefits may be modified from time to time by the Company and the Policies Booklet shall not become part of this Agreement. Moreover, because of the Individual’s work location and the nature of Individual’s job duties, some policies such as Paid Time Off and Family and Medical Leave may not apply.
     3. Duties. Individual agrees to use his or her best efforts to comply with any and all rules of conduct established by the Company and to perform any and all assigned duties in a manner that is acceptable to the Company.
     4. Governing Law. This Agreement is entered into in Arizona and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Arizona. By signing this agreement, the parties submit themselves to the jurisdiction of the courts of the State of Arizona, located in Maricopa County, for the purpose of resolving any and all disputes arising out of the Individual’s employment with the Company.
     5. Whole Agreement. This Agreement, the Intellectual Property, Confidentiality and Non-Competition Agreement (Employees), Indemnification Agreement and documents regarding the grant of stock options entered into concurrently with this Agreement embody all the representations, warranties, covenants and agreements between the parties and no other representations, warranties, covenants, understandings or agreements exist.
     6. Amendment. This Agreement may not be amended orally but only by an instrument in writing executed by the Company and the Individual.

Company:	Individual:

By: /s/ James M. Pusey	Signature: /s/ Les M. Taeger

Title:President, Chief Exective Officer	Print Name: Les M. Taeger

Date:January 10, 2006	Date: January 10, 2006